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                                                                    EXHIBIT 99.2

GLOBAL POWER EQUIPMENT GROUP

OCTOBER 29, 2002 @ 9:00 AM EST

Operator: Please stand by your meeting is about to begin and please be advised that this call is being recorded. Good morning and welcome to the Global Power Equipment Group Third Quarter Earnings Conference Call for October 29th, 2002. Your host for today's call will be Bob Zwerneman. Please go ahead Sir.

Bob Zwerneman: Thank you, Joanna. Good morning everyone. I would like to welcome you to Global Power Equipment Group's third-quarter 2002 earnings conference call. Joining me on today's call is Mr. Larry Edwards, Global Power Equipment Group's Chief Executive Officer and Mike Hackner, our Chief Financial Officer.

     I assume everyone has received a copy of our earnings release from yesterday, however in the event that you have not, please contact Ms. Susan Stone; at 918-488-0828. Again that's 918-488-0828. And she will either fax or e-mail a copy to you immediately. You can also visit our web site at www.globalpower.com to find a copy of our release on our homepage, and there's also a link to the presentation of select information on that homepage which we will be sharing with everyone this morning.

     Before I turn the call over to Larry to discuss our results, I must inform everyone that during this call we will be making forward-looking statements relating to results of operations, benefits to certain initiatives, outlooks for the markets we serve, and certain aspects of our sales strategies. Such statements are made based on management's beliefs, as well as assumptions made by, and information currently available to management, pursuant to Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgment, they are subject to risk and uncertainties that could cause a change in focus and direction. Discussion of certain risk factors that may cause our actual results to differ from these forward-looking statements can be found in Global Power's Form 10-K for the period ending December 29th, 2001. With that, I will now turn the call over to Larry Edwards.

Larry Edwards: Thank you, Bob. Good morning everyone, and thanks for participating in our call. Before Mike discusses the third-quarter results, I want to make some comments regarding our revised 2003 outlook, which we provided in yesterday's release.

      To no one's surprise, conditions in the U.S. power generation market for new projects are extremely soft, and several projects have either been pushed out or canceled altogether. Problems in the merchant IPP sector are well known, and has spilled over into the regulated side of the power business as well. However, cancellations have not significantly impacted our business. We had a relatively small de-booking in the quarter just ended, which Mike will discuss. Our new revenue targets for 2003 do take into account the much softer market. In the past quarter alone, Mirant, Duke, NRG, NEG and others have announced new power plant cancellations, and have slowed construction activity. And while none of the firms I have mentioned have directly impacted our firm backlog, it does provide clear evidence of a softer environment for new projects. Our revised 2003 revenue target of between $350 to $400 million is consistent with our current backlog and what we anticipate from new projects that we are pursuing.

     For Global Power Equipment Group, one positive aspect of the sudden drop off in new power

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plant activity in the United States is how rapidly the competitive landscape is changing. We feel this only further strengthens our industry leading position. It may be that only the strongest companies, that have healthy balance sheets, established reputations for high-quality, more turnaround times, and possess low-cost manufacturing capacity, will survive.

     As an example, we recently received an order from a multinational oil company where we were not the lowest bid. While not uncommon for us, in this instance our customer cited one of the reasons for selecting us was the risk of bankruptcy by our competitor. A separate company in Texas announced that it was exiting the boiler business entirely a month ago, and more companies are likely to follow, in both the U.S. and in Europe, in our opinion.

     Earlier this month, key members from our operating groups and myself, attended the Asian Power Generation Trade Show in Singapore. Attendance was lighter than usual, which is not surprising given the market environment. In regards to competition though, in Singapore we learned that several of our competitors are seeking new equity partners or other methods to restructure their operations through joint ventures, alliances, and so on. For some, it may be too late. We are frequently contacted by investment banks or by competitors that want to sell us a company, parts of a company, or some business involved in the power generation industry. A soft market coupled with high operating cost structures is proving to be disastrous to many companies in our market. However, in contrast, last quarter we recorded record gross margins. Significantly more than what was expected. Our talented people and our business model - low fixed costs and multiple low-cost manufacturing sources is the difference.

     And now with the market focus moving offshore, we are in a strong position to win awards since we already have manufacturing sources near end markets. We continue to reduce our U.S. manufacturing capacity, and as Mike will explain in a few moments, is one of the factors that led to our record 25 percent gross margin and $0.22 per share earnings results.

     Shifting to markets outside the United States; certainly China is our best opportunity for capturing new business and improving our market share. Following the meeting in Singapore, our operating groups traveled to China for a number of discussions with state and local government agencies and also participated in a users conference with power generating companies operating in China. We learned the initial units from the first group of 23 large range turbines will be awarded to the OEM turbine manufacturers sometime between the end of this year and in early 2003. We are bidding to the gas turbine OEMs, as well as directly to the utilities for some equipment. We fully expect to receive a portion of this business that could turn into modest revenue in the latter half of 2003, and be significantly higher in 2004. Most of this equipment would be produced at our existing local partners facilities in China, something we were able to showcase to the Chinese buyers a couple of weeks ago. With all the overall size and scope of China's natural gas turbine program, we have submitted a staff of nearly a dozen people, that will be in place in China during the fourth quarter, to work with engineering procurement and construction firms that are active there. Additionally, these employees will be developing new manufacturing partners for us.

     China, however, is not the only market in Asia where development activity is taking place. We met with a number of the developers, EPC firms, OEM suppliers and customers in Singapore for projects in Vietnam, Malaysia, Singapore, the Philippines, and Taiwan. In fact, Taiwan is working on an 18-unit project that could be very significant over the next couple of years.

     While Latin America has little to no new activity currently, Europe is generally tracking with what we expected. With Italy, Spain, and Turkey seeing the most activity. Approximately 25 large frame machines for this year, and around 17 or so for next year.

     One other bright spot for us continues to be the Middle East. There are approximately 15 to 20

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turbines just between Saudi Arabia and Kuwait that will be going in next year.
Half in combined cycle, and more plants in the Emirates, Qatar, and elsewhere in the region.

     Lastly, I want to comment on our efforts to broaden our product line through acquisition. After six months of due diligence and intense negotiations, we recently walked away from an acquisition candidate that we believe was a wise decision. As the target company's financial performance continued to fall short of forecast, our offer was adjusted appropriately, eventually reaching a point where that company's stakeholders rejected our offer. By passing on the opportunity, we kept our promise to our shareholders not to squander value purely for the sake of growth. We will continue to search for value added businesses to grow our business and create more opportunities. In the meantime, we will pay down debt, and search for other means to maximize shareholder value. Our focus continues to be where it should be - the bottom line. In great times, in average times, and even in softer market environments like today; we will strive to maximize our profitability.

With these comments, I will now turn the call over to Mike, to discuss our financial results.

Mike Hackner: Thanks, Larry. Good morning everyone. If you would turn to slide number three, we'll look at some of the highlights from the income statement. As you are aware, as you were able to see from yesterday's press release, Global Power Equipment's third-quarter earnings were $9.9 million or $0.22 per diluted share compared to last year's third-quarter results of $11.6 million or $0.25 per diluted share. Revenues for the most recent quarter came in at $112.7 million, down 38 percent from $180.8 million in the same period last year. For the first nine months, revenues totaled $479.1 million, down roughly 6 percent from the year-to-date 2001 level. Our gross margins were significantly higher during the third-quarter and on a year-to-date basis. I will cover this topic in more detail in a few moments.

     During the third quarter we recognized one-time fees associated with our strategic acquisitions effort that boosted our SG&A by close to $1.5 million over a normal level. During the fourth quarter, SG&A expense should be closer to the third-quarter level of last year of $9.8 million. We also anticipate a sharp reduction in our overall SG&A expense for 2003, proportionate with our revenue guidance. Our EBITDA for the third-quarter totaled $18.3 million, compared to $22.5 million for the same quarter last year.

     We'll look briefly at slide four, which recaps results for the first nine months, showing revenues that are down nearly 6 percent from the prior year. The 360 basis point improvement in margins, combined with a 76 percent reduction in interest expense, has boosted our net income over 21 percent from over last year's mark. EBITDA of $71.4 million is also ahead of last year's nine-month adjusted EBITDA mark of $62.5 million.

     Slide number 5 shows our historical gross margins on a quarterly basis for the past 15 quarters. The gross margin for the most recent quarter averaged 25.3 percent, substantially higher than our historical norm, or last year's third-quarter mark of 17.4 percent. The record margin is due to a number of factors, including our third-quarter product mix, our quality initiatives, and our constant effort to shift manufacturing capacity to low cost countries. As Larry has mentioned on previous calls, we have either shut down or significantly reduced our U.S. manufacturing capacity in favor of lower-cost fabrication sites. That alone produced over 200 basis points of margin improvement for the third-quarter and will carry forward into the fourth quarter. In addition, within our product mix some higher margin jobs, on some products within our heat recovery segment, and similar relationships with their auxiliary power segment boosted our consolidated margins for the quarter.

     Lastly, and quite significantly, our quality initiatives that limited or completely eliminated anticipated rework on equipment for projects in field construction. For this equipment we were

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relying on some new offshore manufacturing partners who provided unexpected benefits for our gross margin, both in cost and quality. Because of competitive pricing pressures, most of this effect will not carry forward into 2003 and even some of the cost advantage has already been used in the fourth quarter of this year. As you can see the margins for both the second- and third-quarters were substantially higher than previous periods and should remain above the historical norm for the fourth quarter as well, somewhere in the 19 to 20 percent range. Because of some price concessions we've granted in this weaker market environment, we estimate our gross margin will be closer to the high 17's to the low 18's for 2003, but slightly above that range in the early part of next year

     Turning to slide number six, you can see our quarterly and year-to-date revenue results on a segment and geographic basis. For the quarter, our heat recovery equipment segment experienced a 50.9 percent reduction in revenues and, like the second quarter, remained a principal reason for our lower consolidated revenues. Our auxiliary power equipment segment continues to perform very well and, as I stated earlier, the mix of products produced within the segment during the quarter boosted the third-quarters margin performance. The U.S. market remains our largest market at $80.8 million or 71.7 percent of total revenues earned in the third-quarter. Year-to-date U.S. revenues of $403.6 million amounted to 84.2 percent of total earned for the nine-months. For the first nine months, 33.6 percent of our new bookings are attributable to markets outside of the United States.

     Turning to slide number seven, which is our abbreviated cash flow slide, cash on hand at the beginning of the third-quarter, coupled with that generated in the quarter, allowed us to further reduce debt by $14.8 million. Our total debt stood at $60 million at the end of September, a drop of nearly 40 percent from the year before. As I stated in our second-quarter call, we have met all of our scheduled debt prepayments for this year but, we may elect to reduce our debt even further. Our operating plan at this time continues to favor the further reduction of debt during the fourth quarter. Depending on our fourth quarter financial results and other considerations, the debt balance could end the year around the $50 million mark, which would eliminate any scheduled principal payments during all of 2003.

     Our cash on hand at the end of the quarter was $10.2 million, down $8.2 million from June. Cash might have been higher, however our average DSO for the third quarter was 81 days, compared to 51 days in the same period last year, and 49 days in the second quarter this year. We expect to convert some of our receivable balance into cash during the final quarter, and should improve our working capital position modestly. In addition, unlike last December where our OEM customers accelerated deliveries, we expect the reverse to occur this year, and we could carry some finished orders into next year. This will slightly impact our fourth quarter revenue conversion and is one of the reasons behind our full year 2002 earnings guidance. Our net Capex spending has totaled $1 million for the first three quarters and should be just slightly over that level for the full year. For 2003 we anticipate Capex of under $1 million.

     Turning to slide number eight, we'll review our firm backlog. New order bookings during the most recent quarter clearly reflect the weak market environment Larry mentioned. During the third-quarter, we booked $41.5 million of new business and de-booked approximately $10 million. The de-booking was for a well-known, well-capitalized northern utility that has modified its growth plan given the weakness in power prices. It is still possible that these projects may move forward at some time in the future and those orders could be reissued. Let me reemphasize, or emphasize, that this is the largest de-booking project that we have removed from our backlog over the last several years. We have very little financial exposure to the announced cancellations by Mirant, Duke, NRG

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or possibly NEG, that have been in the news recently. The net result is that our firm backlog has declined from $423 million at the end of the second quarter, to $342 million at the end of September. Somewhat less than our earlier estimate and below the level we had projected by the end of this year. We currently estimate that our backlog at the end of this year will be in the $280 to $300 million range. At the midpoint of our revised revenue guidance of $350 to $400 million, our projected year-end backlog represents roughly 77 percent of next year's revenue guidance. This is at the high-end of our historical year-end ratio. Given our year-to-date EPS of $0.87, we continue to expect to meet our previous guidance for 2002 of between $0.94 and $0.98 per diluted share.

     Turning to slide number nine, you will see that our debt-to-cap ratio at the end of the third quarter has dropped to 34 percent, and could be around 30 percent based on my earlier comments if we elect to further reduce debt. As always, we feel it very important to reference the effectiveness of our variable cost to outsourcing business model and our impressive returns on equity and invested capital.

With that, operator, let's open the lines up for questions.

Operator: Thank you. If there are any questions from the phone lines, please press *1 on your touch-tone phone. If you're using a speakerphone, please pick up your handset before pressing *1.

Your first question comes from Suzanna Matter. Please go ahead.

Ms. Matter? Please go ahead.

Susanna Matter: Good morning. Can you speak to what your outlook is for the earliest likely bottom in orders? Do you have any visibility into that at this point?

Larry Edwards:  Say that again?

Susanna Matter: Do you have any, what your outlook is, in terms of the earliest likely bottom in orders?

Larry Edwards: Well, I would say the most recent quarter, hopefully, is the bottom. As far as the outlook that we have going forward, that seems to be the best projection that we have right now.

Susanna Matter: Okay. Can you also speak a little bit more about the drivers in gross margin improvement for this last quarter?

Mike Hackner: While the most significant drivers, as I mentioned, were the lower-cost countries fabrication which entails, where we've moved some of our fabricating capacity outside of our plants in the US. We've gone to various other countries around the world, close to our destinations in some cases, and we've had some very pleasant surprises in some cases where the costs that we estimated were in excess of what the actual costs were in the end. And we've had some very good cost savings. The mix was good as far as the products that went to those fabricators. That was the biggest thing driving the margin improvement.

Larry Edwards: Susanna, the other thing is that we've experienced really outstanding quality from our fabricators as we move up the learning curve. The level of rework and that sort of thing has just dramatically fallen off, so all that drops to the bottom line, so that's a big improvement as

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well.

Susanna Matter:  Great. Thank you very much.

Mike Hackner:  Next question please.

Operator:  The next question comes from John McGinty.  Please go ahead.

John McGinty: Let me just follow up for a second on that gross margin - I understand the low cost fabrication, I understand the cost savings, the mix is clearly one thing that can be a bit transitory, I mean obviously, but one of the things that you mentioned was that some of that was going away in the fourth quarter, and what I'm trying to understand as you talked about it, Mike, is how much, and you also mentioned price and I'm wondering where the price competition is coming from, and frankly how significant it is because your bookings in the last two quarters, your net bookings have only been $65 million. So, has it been at the bookings in the last two quarters have been horrible or are you having to give away price on some of the stuff you've already got booked? Could you talk about how that's affecting you and really why the margins are not sustainable other than mix, which obviously might have a role in it?

Larry Edwards: John, this is Larry. The point on the bookings in the quarter just ended, it's hard to calculate this, but we didn't really lose that many projects. I would say, you know, we actually probably advanced a little bit on market share, they're just wasn't a lot of activity in the third-quarter. So, that's the answer to that. The thing that Mike mentioned about price, we obviously continue to be under price pressures, and in trying to be conservative we think that some of this price pressure will obviously affect our gross margin as we continue to try to maintain or even grow our market share. So that's an anticipation of things to come.

John McGinty: And what are the major reasonswhy are some of the benefits from the offshore fabrication, the quality and so on, going away in the fourth quarter and into next year?

Mike Hackner: Well, John, because of some of the pricing pressures which actually have been going on for quite awhile now, let's say twelve months at least, we've had to anticipate these cost savings and price accordingly to get the jobs, to get the projects. And this quarter we managed to accelerate our offshore fabrication or a move to offshore locations and that benefited us for a short period of time, and will go on somewhat into the fourth quarter, but some of it has already been given away as I mentioned.

John McGinty: Okay. And then, I'm just doing this back of the envelope, taking your revenue guidance and your, and the gross margin guidance, it looks like your SG&A would hit, I'm just kind of doing this backwards and taking a midpoint on everything, but it looks like your SG&A would hit about $33 million next year, down from about maybe $41 million this year, down about 20 percent. Is that about right? I mean, that's not quite down as much as sales, but it's obviously down a chunk.

Mike Hackner:  It's in the neighborhood, yes.

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John McGinty:  Okay. And with regard to the - you talked about the nine-month orders being, the percent outside the United States being what? 33.6 million? Is that right?

Mike Hackner:  33.6 percent.

John McGinty: Percent. Right. I'm sorry, 33.6 percent. I guess what I'm looking at, next year to hit the $375 million in revenues, what do you need in the way of orders? Because your orders were about $295 this year, but almost half of that was in the first quarter, and then you've been running maybe a $65 million rate in the second half. So, could you just give us a flavor of what you need in the way of new orders to kind of be consistent with your revenue guidance?

Mike Hackner: Well as I indicated we anticipate ending the year with about 77 percent of our next year's business in backlog already. So we definitely need to fill in that 23 to 25 percent to build back in, or fill back in, to get to that level. Obviously we need to build the backlog for next year but we are going to be working on that as we go along here.

John McGinty: I guess the question is, and Larry, maybe it's more of a general question, as we look at `03, which kind of becomes irrelevant, I mean we've got a pretty good picture of what it's like, as you say you've got three-quarters of it in hand. You've got a lot of prospects out there, certainly nothing on the domestic side, at least from the looks of it in `04. You've got a lot of foreign stuff that's kind of like, you know, round and round what kind of comfort do you have that you'll be able to get enough business in `03 that `04 will at least match the `03? In other words, that we're at least at a bottom

Larry Edwards: John, I wish we could answer that. I wish we had the information. We really don't know what `04 looks like and we talked to, as you might guess, just about everybody in the business and I haven't found anybody that's come out on a limb and said what they think `04 is going to be. We really don't know. We do know that China is ramping up and, as I said, we believe we will experience modest revenues from China in `03, and all I can tell you, with the projects that we know were being developed and the momentum that they have, we believe that `04 in China will be significantly higher for us, and I'm talking about for us, than in `03.

John McGinty: No, I understand that, but will it be - it will be significantly higher I'm sure, but is it going to be meaningful? I mean, 2 - 300 million huge or is the meaningfulness 50 million up to 100 million? Which is not insignificant that's not enough to kind of carry the ball.

Larry Edwards: I mean it probablyit could be'04 in China could be double what we see in `03, if that answers your question.

John McGinty:  But isn't `03 likely to be about $50 million?

Larry Edwards:  Or less.

John McGinty: And then one final question and I'll let someone else ask. As you look at all of these turbines going into the Middle East, going into places like Taiwan and so on, there's a whole bunch of just idle loose turbines being sold in the States at, you know, $0.50 on the dollar, or

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at least allegedly available at $0.50 on the dollar, there aren't many of them being transacted. Are what you're seeing overseas, are people taking, you know, new, having been sold, new, I guess quazi-used or previously sold, pre-owned I guess would be the term, turbines and shifting them over or are people totally going to the turbine manufacturers for these?

Larry Edwards: They are very little pre-owned turbines being placed. I mean, these are all new machines, now obviously, as you mentioned, some of those are coming out of the OEM's inventory, but we don't see a lot of movement of pre-used machines around. That's quite expensive.

John McGinty:  You mean it's expensive to -

Larry Edwards:  To move them.

John McGinty:  To move them. Thanks very much. I'll get back in queue.

Mike Hackner:  Next question please.

Operator:  The next question comes from Jim McAree. Please go ahead.

Jim McAree: I wanted to follow up on John's question a little bit regarding potential market size in some of the Asian markets. And, you know, the OEM's don't seem to be saying much in terms of timing at this point. Could you help us understand that a little better?

Larry Edwards: Well, the biggest opportunity, as we pointed out, is in China and you're right, the OEMs are not commenting much, but based on the forecast of turbines that were hearing from the agencies that were talking to, and more particularly, the power generation companies in China, over the next four to five years, it looks like to us that there could be 150 to 200 turbines, the large frame type turbines, and if you do the arithmetic and if you want to match case market size, you know that's an excess of probably $2 billion, if you look at the components that we provide to a typical gas turbine. That's how we would size the market in China. And that's probably over the next three to four, or three to five years, in China alone.

Jim McAree:  Okay great.  Thank you.

Mike Hackner:  Thank you. Next question please.

Operator:  The next question comes from Martin Malloy.  Please go ahead.

Martin Malloy:  Good morning.

Mike Hackner:  Good morning, Marty.

Martin Malloy: I just wanted to get your comments or thoughts; I know you said that you expect to continue to reduce debt here, but I'm interested if you are considering a stock purchase program? Or something else you've considered?

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Larry Edwards:  Marty, let me answer that this way. We are talking at the board level about a number of things, and we're really not at liberty to discuss them in detail right now, I mean obviously in the situation that we find ourselves in, share buybacks and other types of programs are being discussed and I'd just rather not comment any further right now on those. That we are discussing is all I can tell you this point.

Martin Malloy: Okay. And then, In terms of the receivables, is there any concern over the collectability?

Mike Hackner: No, there isn't. Part of the reason is, and we didn't want to bring it up again in this quarter, but our one very good customer has a big chunk of those receivables, which have been paid since the end of the quarter. So, there's no concern.

Martin Malloy: Okay, great. And in terms of the auxiliary power equipment, is there a percentage of that, that would be considered, sort of, replacement?

Larry Edwards: Marty, there is. We have it, really both of our segments, we have what we call a retrofit business and it is more pronounced in the auxiliary power equipment. We have a very active sales program to replace exhaust systems, air filters, selling air filter elements, and that sort of thing. And it's climbing, and we do have good margins there. I mean it's climbing obviously because there's more turbines; the installed base is getting larger. So yes, there is a component of that in both of our business, and it's more pronounced in auxiliary power.

Martin Malloy: Okay. Can you give us a rough estimate - the size of that component right now?

Larry Edwards: On an annual basis our retrofit business, both segments, is probably in the $40 million range. Or something like that.

Martin Malloy:  Great.  Thank you very much.

Operator:  Your next question comes from Janet Navon.  Please go ahead.

Janet Navon: Hi, just talking about your background a little bit - The auxiliary business has held up the better of the two businesses, and as I recall, that's a shorter horizon type of backlog. Is that correct? What's the average life of this backlog?

Mike Hackner: That is correct. It's usually seven to nine months, something like that.

Janet Navon: So, the $280 million estimate that we're looking at, at year end, is really a seven to nine month type of backlog.

Mike Hackner: Some of it would be, yes. There is still going to be some HRSG portion of that.

Janet Navon: Okay, so the mix would be, on average, somewhere like 11, 12 months still?

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Mike Hackner:  Yes.

Janet Navon:  Okay.

Larry Edwards:  Janet?  Did you have another question?

Janet Navon: Well, I've got a bunch of them but, I guess, we're all trying to get a handle on bookings and you know, what the pattern will look like next year...first quarter versus fourth quarterit still looks like we're having a runoff?

Larry Edwards: Janet, as I mentioned earlier, I mean speaking to the third quarter, there was very low activity and we didn't lose much of the business, as I said we got the lion's share of the business. The good news is, we're starting to see a lot of projects, I mean the positive things from Singapore is a lot of projects. The underlying problem with these projects going forward is financing, and that's both in the United States and elsewhere, and we're seeing a lot of projects revert back to companies, their own balance sheets, so it slows the process down a little bit. But there are a number of projects that we're pretty encouraged about. We're trying to be cautious and conservative with our outlook but we think things will start improving actually. But it is a financing problem, it's not an underlying demand problem for power, I'm speaking outside of the United States. Projects there are trying to be developed and it's a financing issue.

Janet Navon:  And are the OEMs stepping in at all on the financing?

Larry Edwards: No, they're not. We're seeing the OEMs talking about it a little bit, but no evidence that they're doing that. They are starting to be willing to take turnkey projects, which happens in a down cycle, and so that's a positive sign. I guess, just to caution a little bit, the one exception to financing that we see is China. I mean, China, there really appears to be no problem with financing, that's why we see the momentum really picking up in China, because the money is there and the need is there.

Janet Navon: And optimistically, what do you think your market share in China could be?

Larry Edwards: Well, I would be really, really happy if we could get half. And I think that's certainly a potential and that's what we hope to do. I think for the products that we offer, I think we have a good chance of getting half of the market.

Janet Navon: So, if I'm understanding the numbers correctly, that could be as much as $300 million a year to you.

Larry Edwards:  Not initially, but in future years, yes.

Janet Navon:  Thanks.

Larry Edwards:  Thank you.  Next question please.

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Operator:  The next question comes from John McGinty.  Please go ahead.

John McGinty: Yes, Mike, if on the financial, I want to make sure I understand this with regard to the receivables, if the fourth-quarter earnings come in right in line with guidance, and if you do choose to pay your debt down to $50 million at the end of the year, which you said you might, I mean, just if you do for a second - Where would the cash to be at the end of the year? In other words, you've got $10 million in cash, but you've got a chunk of it tied up in those receivables, some of which are being paid off. Would you end up with $10 million in cash at the end of `02, plus, I mean after you've paid the debt down to $50 million?

Mike Hackner:  Probably in the $15 to $20, $25 million range.

John McGinty:  Of cash?

Mike Hackner:  Yes.

John McGinty:  And debt of only $50 million?

Mike Hackner:  If we elect to do that, yes.

John McGinty:  But, in other words, your net debt would be $25 to $35 million?

Mike Hackner:  Yes.

John McGinty: Okay. With regard to 2003, assuming that you do the earnings guidance that you were talking about, your Capex, you said, is going to be less than $1 million? Would depreciation and amortization in 2003 would be?

Mike Hackner: Depreciation would be about the same as this year, which we're looking at, about $2.7 million, or excuse me, $3.6 million for the full year. Amortization is negligible.

John McGinty: Okay. So then the question is, as you look at 2003, ending 2002 the way it is - is working capital, in other words, if you hit, you, in essence, are running with a fourth-quarter that's going to be in the $90, $92, $93 million area. That's, in essence, at kind of the run rate that you are looking at next year, I mean a little bit higher, just taken the sales guidance that you're looking at - would you be able to run 2003 with no change in working capital? Would you generate cash further from the year-end or would it, in other words, if I we're doing a forecast, what would I use for working capital in 2003?

Mike Hackner: Well, I can't give you an exact number on what to use, but I think in general, working capital commitment will go down and we will continue to generate cash.

John McGinty: Okay. So then, if we just take $19 million of net income and $3 million of net D&A versus Capex, then you will clearly be, in all likelihood, net debt free by the end of `03.

Mike Hackner:  It's a possibility.

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John McGinty:  Okay. Could you talk conceptually about the kind of company that you were looking at? In other words, you walked away from a company, I don't want any information on what it was that could you tell us what kind of, what ballpark, what neighborhood, what type of company it was? Or, maybe you can't do that without disclosing more than you want to?

Larry Edwards: John, it's Larry. In general, the company was in what we call industrial services business. Providing a variety of maintenance services to petrochemical utility refinery companies.

John McGinty:  Okay. So it had a tie to the utilities, but it went beyond that?

Larry Edwards: Yes, the tie to the utilities was minimal actually, it was more a concentration in the refinery and petrochemical and pulp and paper, that sort of thing.

John McGinty: Okay. And then, if I could just ask one final question, and again, if we're looking at China in `04 maybe doubling, or doubling from something that would be less than $50 million in `03, without a lot of expectation of the pickup in the U.S. power market in that time frame, is there enough business, in your mind, in Southeast Asia, China, in the Middle East, in Europe, the markets that you have looked to, as well as the ongoing base $40, $50 million retrofit business that you talked about. Is there enough out there that you can have at least flat earnings in `04, without some kind of the pickup in the U.S.?

Larry Edwards: Well, unfortunately the best visibility that we have John, of any market is China. Beyond that, even the United States and moving around the world, Southeast Asia, Latin America, so forth, we don't have much visibility in `04, so I really can't answer that. There are some good things that are happening in terms of the competition and I believe we have an excellent opportunity to increase our market share, so we're obviously hopeful that `04 will be a good year for us, but I don't have that market visibility, beyond China.

John McGinty: One of the things you do have, am I correct in assuming that if there were no pickup and there was some further deterioration and `04 was the bottom, not `03. Given your lower cost of manufacturing and everything else, your ability to scale downward without really costing yourself, anything other than a volume scale down, I assume, would be pretty strong. In other words, that there's no possibility of business deteriorating further of any kind of deterioration other than a proportional deterioration in earnings.

Larry Edwards: That's right. Your know our model pretty well, and we really do focus the company on the variable cost side of the business, so it is very scalable. We've demonstrated that.

John McGinty:  Thanks very much.

Mike Hackner:  Thank you.  Are there any questions?  Joanna?

Operator:  Your next question comes from Chris Hetz.  Please go ahead.

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Chris Hetz:  Good morning. My question was mostly answered, I had a question about working capital but, going into, do you anticipate that you wouldn't have any increased needs for working capital until sales would be increasing again? Is that kind of what you were saying to the gentleman that just talked?

Mike Hackner: Yes, I think coupled with the scalability that Larry just mentioned, we have the capability of reducing working capital needs when backlog and volume go down, and it will, depending on mix, it'll get higher as the business gets higher.

Chris Hetz:  Okay.  Thank you.

Larry Edwards:  Joanna?  You might want to poll for questions once again.

Operator: Once again if there any questions, please press *1. Your next question comes from Alina Cellura. Please go ahead.

Alina Cellura: Hi, I have a couple of questions actually. I apologize if you mentioned the reason for this, but the $10 million that was de-booked, did you say that that was - is that canceled? Or is that just kind of postponed and could come back into backlog?

Mike Hackner:  Technically it is canceled.

Alina Cellura:  Okay.

Mike Hackner: But it could be reordered. They've asked us to keep the drawings and keep the information handy.

Alina Cellura:  And that was just one customer?

Mike Hackner:  Yes.

Alina Cellura: Okay. And I know the exposure to like Mirant and Duke and those guys, I mean, it's little. Is any maybe you can quantify what that is? I mean, is it just a few million? Is there any way you can quantify the exposure?

Mike Hackner:  Right now, we'd have to quantify that as zero.

Alina Cellura: Okay. And the receivables, you said the one customer has already paid the big chunk of it since the end of the third quarter; can you give us an amount?

Mike Hackner:   About $25 million, on one invoice.

Alina Cellura: Okay. So, I mean, are you expecting DSOs to kind of drop back down to the second quarter level?

Mike Hackner:  Probably pretty close to that, yes.

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Alina Cellura:  Okay. And, you know, you mentioned your competitors are kind of having a little trouble out there, would you consider looking at any of them for acquisitions?

Larry Edwards: No, we wouldn't. We wouldn't want to buy a company in the, you know just that offers the same equipment that we offer and many of them have a lot of difficulties, some warranty problems, and that sort of thing. And we're seeing essentially every RFQ anyway, I mean all around the world. So really no reason to do that.

Alina Cellura: Okay. The companies that you would be looking to acquire, are the international based? Or U.S. based? Or just -

Larry Edwards: Well, the recent company I just mentioned was really a domestic focus, although they did have some international activity, but to us, the geography is less important then diversifying ourselves a little bit. Over into the service side of industrial markets. That's the important thing.

Alina Cellura: Okay. And also, I just noticed the HRSG versus auxiliary power equipment revenues kind of flip-flopped. I mean, we usually have a 60/40 breakdown, I mean, is that going to - I mean, I guess, what's the breakdown between revenues expected to be now between the two segments?

Mike Hackner: Well, for the time being I think it will maintain the level that you see in the third quarter, but that is somewhat of a function of the timing of the orders that come in. HRSG orders typically precede on the same plant, or the same project. HRSG's will precede the auxiliary power equipment by a number of months.

Alina Cellura:  Okay.  All right, thank you.

Mike Hackner:  Thanks.  Next question please.

Operator:  The next question comes from Steve Witt.  Please go ahead.

Steve Witt:  Hi, how's it going?

Mike Hackner:  Good.  Thanks.

Steve Witt: The current backlog - what percentage of that is U.S. versus foreign? Just roughly.

Mike Hackner:  I think roughly 75 percent is U.S.

Steve Witt:  Okay.  And how much of that is heat recovery versus auxiliary?

Larry Edwards:   It's about even.

Steve Witt:  It's about even.

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Larry Edwards:  It's about even.  50-50

Steve Witt:  Okay.  And you had one cancellation?  Is that correct?

Larry Edwards:  Yes.

Steve Witt:  Do you foresee any future cancellations?

Larry Edwards:  None that we know of.

Steve Witt:  Okay.  But it's a possibility?

Larry Edwards:  Sure.

Steve Witt: Okay. And, I think, moving onto a separate issue, you said you could reduce entirely principal payments on debt in `03? Is that correct?

Mike Hackner: Yes. The way our loan agreement works, in fact we only have, right now, about $5 million due in `03.

Steve Witt:  Okay.  So it's only 5 million and `03, regardless?

Mike Hackner:  Right.

Steve Witt:  All right.  Thanks.

Bob Zwerneman: Thank you. Well, if there are no other questions, we thank you for your call, for participating in our call this morning. And as always either Larry, Mike or myself are always available. Thank you, and have a good day.

Operator: This concludes today's conference. Please disconnect your lines and thank you for your participation.

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